Exhibit 10.1

CAPSTONE ADVISORY GROUP, LLC
104 West 40th Street
16th Floor
New York, NY 10018

212 782 1400 tel
212 782 1479 fax

capstoneag.com	restructuring \ litigation \ valuation

May 31, 2013

The Board of Directors
Gleacher & Company, Inc.
1290 Sixth Avenue
New York, NY 10104

Retention of Christopher J. Kearns and Capstone Advisory Group, LLC

Dear Sirs,

This letter agreement confirms the engagement of Capstone Advisory Group, LLC (“Capstone”) by Gleacher & Company, Inc. (collectively with its subsidiaries, the “Company”) (the “Agreement”) to provide the services described herein.  Such services shall be provided under the direction of Christopher J. Kearns (the “CRO”).  In the discretion of the Company’s Board of Directors, the CRO may be appointed to be the Company’s Chief Restructuring Officer.  The CRO’s engagement team will include Capstone Advisory Group, LLC (“Capstone”), its professional staff, and, if required, professional staff from its wholly owned subsidiary and investment advisor, Capstone Management Services, LLC (together with Capstone, “Capstone Group”).

1.              The Company has requested the CRO, and the CRO has agreed, to provide the following professional services as CRO and as an independent consultant.

a.              Evaluate and implement, subject to the approval of the Board of Directors of the Company (the “Board”), the chosen course of action (by business unit where necessary) to preserve asset value and maximize recoveries to stakeholders under the circumstances.

b.              Oversee the operations of the Company through execution of the selected appropriate course of action.

c.               Ascertain personnel, potential funding required and key steps to effectuate the selected course of action.

d.              Solicit and evaluate expressions of interest in certain assets of the Company and effectuate such sales where appropriate and practical under the circumstances.

e.               Without limitation on other services, the CRO may be requested to enter into agreements on behalf of the Company and to make payments on behalf of the Company, including, without limitation, payments under this Agreement to Capstone, payments to other service providers, and payments to assist the Company in connection with ongoing operations.

f.                Periodically provide information deemed by the CRO to be reasonable and relevant to stakeholders to apprise them of the status and progress of the CRO’s activities.

2.              The Company agrees that (i) Mr. Kearns will provide services as CRO as requested, and (ii) the CRO may retain as consultants on behalf of the Company other members, directors, employees and contractors of Capstone Group.  The Company acknowledges that the CRO will continue as a member of Capstone and agrees that he may continue to provide his services to other clients during the term of this Agreement.  The Company acknowledges that the CRO is a member of Capstone and that Capstone must release the CRO from his full-time obligations to Capstone in order for the CRO to perform services hereunder.  Therefore, to compensate Capstone for the loss of full-time access to the CRO and any other Capstone personnel providing services hereunder, all payments for the time charges of the CRO and any other Capstone personnel providing services hereunder to the Company shall be made to Capstone, in accordance with Section 5 of this agreement.  The CRO and Capstone personnel who provide services to the Company under this Agreement are independent contractors and are not, and will not be deemed to be, employees of the Company.  Capstone shall be solely responsible for the payment of all salaries, wages, distributions or compensation of any nature, as well as all federal, state, and local taxes and all appropriate withholdings, the payment or provision of any unemployment insurance benefits, state disability benefits, workers’ compensation insurance, vacation, overtime or holiday pay, health, medical, dental or group insurance and other employee benefits for the CRO, members and employees of Capstone.  Capstone shall indemnify the Company against any liabilities related to or arising from such matters.  Engagement of the CRO hereunder may be terminated at any time by either party on fifteen (15) calendar days’ notice; provided that Sections 4, 6, 9, 11, 12(a) and Exhibit A will survive any termination of this Agreement.  If necessary, as a result of any resignations, departures or terminations of current officers of the Company or its subsidiaries, the CRO or other Capstone personnel shall agree to serve as officers of the Company and/or its subsidiaries to the extent requested by the Board of Directors.

3.              In order for the CRO to perform his services, it will be necessary for the CRO and Capstone personnel to have access to certain books, records and reports of the Company, and have discussions with its personnel.  The Company will provide the CRO and Capstone access to the Company’s customers, vendors, management, records and all other data, information and records, since limited access may restrict the CRO’s ability to perform services as described in this Agreement.

4.              The CRO and Capstone agree to treat any information received from the Company, whether orally or in writing, and whether disclosed prior to or subsequent to the execution of this Agreement, with the utmost confidentiality and, except as provided in this Agreement, will not publish, distribute or disclose in any manner any information developed by or received from the Company, and will not use such information except in furtherance of the business of the Company.  The CRO and Capstone however can otherwise disclose such information if (a) the information sought is required to be disclosed by an order binding on the CRO and/or Capstone, issued by a court having competent jurisdiction (unless such order specifies that the information to be disclosed is to be placed under seal); or (b) such information is otherwise publicly available not through the breach of this Agreement by the CRO or Capstone.  If access to any of the materials in Capstone’s possession relating to this engagement is sought by a third party, Capstone will promptly notify the Company of such action, tender to the Company Capstone’s defense responding to such request and cooperate with the Company concerning Capstone’s response thereto and not tender such materials unless and to the extent counsel advises Capstone is legally required.  Notwithstanding the foregoing, the CRO and Capstone shall have the ability to disclose such confidential information to all consultants or other professionals he retains in this matter, who will also be obliged to maintain its confidential nature.

5.              We agree that our compensation will be based on (i) fees for our actual hours expended less a 5% discount, charged at our standard hourly rates, which are in effect when the services are rendered (“Hourly Fees”), and (ii) a completion fee, if appropriate, based on terms to be mutually agreed with the Board (the “Completion Fee”).  Promptly after execution and delivery of this Agreement, we will provide for your review and approval an appropriate monthly Hourly Fees budget for required and anticipated activities throughout our engagement including any provision for a Completion Fee.  We will provide you with periodic updates of this budget and will notify you as soon as reasonably practical if circumstances indicate the need for material changes.  Our current standard hourly rates for the proposed engagement team are as follows:

Christopher Kearns	$830
Executive Directors	$675 to $725
Managing Directors	$475 to $610

6.              For the avoidance of doubt, the Hourly Fees and any Completion Fee, contemplated above, shall be in payment for the services described in paragraph 1 and shall not cover Capstone fees for other potential services that have not yet been identified but may be requested from time to time by the Board, such as valuation or litigation and forensic services, inclusive of rendering expert testimony or expert reports.  Prior to commencing any such additional services, the Board of Directors shall be furnished with and approve a reasonably detailed budget with respect to such services.

7.              Although we anticipate that our services under this Agreement may exceed one year, our intention would be to discuss with the Board prior to that time the remaining scope of services required and associated fee arrangements.

8.              The CRO and Capstone will also be reimbursed for reasonable out-of-pocket expenses including, but not limited to, costs of reproduction, research expenses, travel, any applicable sales or excise taxes and other direct expenses.

9.              Capstone will submit to the Company monthly invoices for all services rendered and expenses incurred; the invoices are payable to Capstone at the above address upon receipt.  The Company agrees that if any members or employees of Capstone are required to testify at any administrative or judicial proceeding relating to this engagement, whether during or after the term, the CRO and Capstone will be compensated by the Company for associated time charges at the regular hourly rates for such personnel, in effect at the time, less a 5% discount and reimbursed for reasonable out-of-pocket expenses, including counsel fees and expenses.  These rates are revised annually on January 1.  Our current hourly rates are as follows:

Executive Directors	$575-$830
Managing Directors	$475-$625
Directors	$350-$450
Consultants and support staff	$120-$390

The Company shall not be obligated to pay any increase in the Hourly Rates if the Company terminates this Agreement promptly after receiving written notification of the revised rates.

10.       Given the magnitude and scope of the requested services, we believe a retainer of $100,000 would be appropriate in this instance.  The retainer will be returned to the Company upon payment in full of all of Capstone’s outstanding invoices, or applied to any outstanding invoices at the conclusion of this engagement.

11.       It is a condition of the CRO’s retention as an officer of the Company that the Company enter into an indemnification agreement with him and Capstone (the “Indemnification Agreement”) as set forth in Exhibit A.

12.       a.              The Company shall indemnify the CRO and Capstone Group, and hold them harmless against any and all claims for losses, damages or liabilities (including without limitation reasonable attorneys’ fees and expenses in connection with this matter and the cost of Capstone Group’s professional time, reimbursed at its standard hourly rates less a 5% discount) to which the CRO and/or Capstone Group may become subject arising in any manner out of or in connection with the rendering of services by the CRO, Capstone or other Capstone personnel hereunder in a lawful manner, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted from the bad faith, self-dealing, breach of fiduciary duty, gross negligence or willful misconduct of such CRO, Capstone or other Capstone personnel, or unless the Company would not be liable under the terms of Section 5 of the Indemnification Agreement.  The terms of this paragraph shall survive the termination of this Agreement, and such commitments shall extend upon the terms set forth in this paragraph to any controlling person, director, member, agent, representative, officer, employee, contractor or affiliate of Capstone Group (in their respective capacities as such), all of whom, together with Capstone, are third-party beneficiaries of this Agreement with the right to enforce this Section 12(a) and the Indemnification Agreement.

b.              Conflicts.  We confirm that no principal or staff member of Capstone has any financial interest or business connection with the Company, and we are aware of no conflicts in connection with this engagement.  If we become aware of any such conflict (whether resulting from a current or future engagement) we will promptly notify the Company in writing.

c.               Any Capstone Group personnel (including the CRO) appointed by the Board of Directors of the Company as a Company officer will:  (i) cooperate with the Company in the timely preparation and filing with the U.S. Securities and Exchange Commission and any other regulatory or self-regulatory body such disclosure and other documents as may be required by applicable law, rule or regulation;  (ii) adhere to all rules, policies and guidelines of the Company applicable to officers of the Company (including, for example, the Company’s Code of Business Conduct and Ethics, Related Party Transactions Policy and Insider Trading Policy); and conduct such person’s activities under this Agreement in conformity with fiduciary duties imposed by reason of holding such position.

13.       a.              The interpretation and application of the terms of this Agreement shall be governed and construed in accordance with the laws of New York, excluding (to the greatest extent a court of such state would permit) any rule of law that would cause application of the laws of any jurisdiction other than the law of the state so specified. The parties consent to the jurisdiction of any federal and state court sitting in the County of New York, State of New York, for any disputes under this Agreement.

b.              The waiver by any party and the breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

c.               Each of the parties hereto represents that: it has all necessary right, power and authority to enter into and perform this Agreement and the Indemnification Agreement; and each of this Agreement and the Indemnification Agreement constitutes the valid and legally binding obligation of each such party, enforceable against such party in accordance with its respective terms.

d.              Each of the parties hereto represents that the execution, delivery and performance by such party of this Agreement and the Indemnification Agreement will not, with or without the giving of notice or the passage of time or both (i) violate the provisions of any law, rule or regulation applicable to such party, (ii) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to such party or (iii) conflict with or violate any agreement to which such party is a party or by which it is bound.

e.               This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, legal representatives, executors, administrators and heirs.  The CRO and Capstone may not subcontract or assign this Agreement or any rights or obligations hereunder to any party without the prior written consent of the Company.

f.                Each of the provisions of this Agreement is a separate and distinct agreement and independent of all others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or enforceability shall not affect the validity or enforceability of any other provisions hereof.

g.               No amendment or modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

h.              IN NO EVENT SHALL THE COMPANY, THE CRO, CAPSTONE OR CAPSTONE PERSONNEL WHO SERVE AS OFFICERS OF THE COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT.

14.       a.              Our reports will encompass only matters that come to our attention in the course of our work that we perceive to be significant in relation to the objectives of the engagement.

b.              Because of the time and scope limitations implicit in the engagement and the related limitations on the depth of our analyses and the extent of our verification of information, we may not discover all such matters or perceive their significance and, accordingly, we will be unable to and will not provide assurances in our reports concerning the integrity of the information used in our analyses and on which our findings and advice to you may be based.

c.               We understand that we are not being requested to perform an audit or to apply generally accepted auditing standards or procedures.

d.              We understand that we are entitled, in general, to rely on the accuracy and validity of the data disclosed to us or supplied to us by employees and representatives of the Company.

e.               We will not, nor are we under any obligation to, update data submitted to us or review any other areas unless you specifically request us to do so.

We look forward to working with you on this matter.  Please sign and return a copy of this Agreement signifying your agreement with the terms and provisions herein.  If you have any questions, please call Chris Kearns at 212-782-1409.

[signature page follows]

Respectfully submitted,

CAPSTONE ADVISORY GROUP, LLC

By:	/s/ Christopher J. Kearns
Christopher J. Kearns, Manager

/s/ Christopher J. Kearns
Christopher J. Kearns

Accepted and agreed to as of the date first written above:

GLEACHER & COMPANY, INC.

By:	/s/ Mark Patterson
Name Mark Patterson

Director

Signature page to Capstone Gleacher & Company, Inc. Engagement Agreement